Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SOUTHLAND HOLDINGS, INC.

(a Delaware corporation)

Southland Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), hereby certifies as follows:

1.	The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 14, 2021. An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 22, 2021. A Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 14, 2023 (the “Second Amended and Restated Certificate of Incorporation”). This Certificate of Amendment amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation.

2.	The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the DGCL setting forth a proposed amendment to the Second Amended and Restated Certificate of Incorporation and declaring said amendment to be advisable. The amendment amends the Second Amended and Restated Certificate of Incorporation as follows:

Article V of the Second Amended and Restated Certificate of Incorporation of the Company is hereby amended and restated in its entirety to read as follows:

“ARTICLE V

BOARD OF DIRECTORS

Section 5.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors

Section 5.02 Number. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall be fixed from time to time in accordance with the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”).

Section 5.03 Terms of Office. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, each director shall serve for a term ending on the date of the first annual meeting of stockholders following the annual meeting of stockholders at which such director was elected, provided, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

Section 5.04 Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Section 5.05 Written Ballot. Unless and except to the extent that the By-Laws shall so require, the election of directors of the Corporation need not be by written ballot.”

3.	The requisite stockholders of the Corporation have duly approved this Certificate of Amendment in accordance with Section 242 of the DGCL.

4.	This Certificate of Amendment shall be effective upon filing with the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed as of the date set forth below.

Dated: June 27, 2025SOUTHLAND HOLDINGS, INC.

By: /s/ Frank Renda

Frank Renda

President, Chief Executive Officer and Director